EXHIBIT 4.4

                           ST. LAURENT PAPERBOARD INC.
                           DIRECTORS STOCK OPTION AND
                               SHARE PURCHASE PLAN



1.    PURPOSES OF THE PLAN

      The purposes of this St. Laurent Paperboard Inc. Directors Stock Option and Share Purchase Plan (the "Plan") are to:

      1.1 attract and retain top calibre directors with a North American dimension;

      1.2 promote a proprietary interest in St. Laurent Paperboard Inc. (the "Corporation") among its directors; and

      1.3 allow directors of the Corporation (the "Directors") to put a portion of their annual fees at risk by having them paid by way of common shares of the Corporation (the "Shares") and options to purchase Shares.

2.    ADMINISTRATION

      The Plan shall be administered by the members of the Human Resources, Management Development and Compensation Committee of the Board of Directors of the Corporation (respectively, the "Committee" and the "Board") and is subject to the general authority of the Board. The Committee and the Board shall have full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as they deem necessary or desirable for the administration of the Plan. The Committee shall have full discretion to suspend or refuse participation in the Plan by a Director. All decisions and determinations of the Committee and the Board respecting the Plan shall be binding and conclusive on the Plan and its participants.

3.    ELIGIBILITY AND PARTICIPATION

      Subject to Section 11 hereof, the Plan is offered to all elected Directors who are not employees of the Corporation, beginning on the date hereof.

4.    COMPONENTS OF THE PLAN

      The Plan shall be composed of two components: (i) one-time options (the "One-Time Options"), described in Section 6 hereof; and (ii) rights (the "Rights"), described in Section 7 hereof.

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5.    Description and Number of Securities Offered

      The securities which may be purchased pursuant to One-Time Options and Rights granted hereunder are Shares. Subject to Section 8 hereof, the maximum number of Shares that may be issued pursuant to the exercise of Options and the granting of Rights under this Plan shall not exceed 175,000.

6.    ONE-TIME OPTIONS

            6.1 Grant of One-Time Options. On the sixth (6th) business day following the election of a Director for the first time by the Shareholders of the Corporation or his/her appointment by the Board of Directors, One-Time Options are hereby granted for the lesser of
            (i) 7,500 Shares and (ii) such number of Shares obtained (rounded down to the nearest whole number of Shares) by dividing $150,000 by the weighted average trading price per Share on the Montreal Exchange and The Toronto Stock Exchange during the period of five consecutive trading days ending on the trading day immediately prior to the day on which the One-Time Option is granted. It is understood that a Director may refuse such grant for any reason whatsoever upon written notice to the Vice-President, Administration and Secretary of the Corporation.

            6.2 Exercise Price. The exercise price for each Share covered by a One-Time Option shall be the weighted average price per Share at which the Shares are traded on the Montreal Exchange and The Toronto Stock Exchange during the period of five consecutive trading days ending on the trading day immediately prior to the day on which the One-Time Option is granted; for such purposes, the "weighted average price" shall be determined by dividing the aggregate sale prices of all the Shares sold on such exchanges during the said five day period by the total number of Shares sold, as reported by the said exchanges.

            6.3 One-Time Option Period. Unless the Committee, in its sole discretion, decides otherwise, the total number of One-Time Options granted shall become exercisable one year after the date of the grant thereof. No One-Time Option, however, may be exercised after the tenth anniversary of the grant thereof. A Director may on any date exercise part only or all of any One-Time Option at any time during any period that it continues to be exercisable, without prejudice to his right to exercise the balance, if any, of the One-Time Option at subsequent times during the period the One-Time Option continues to be exercisable.
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            6.4 Exercise,  Payment and Issue of Shares. Exercise of any One-Time
            Option shall be made by written notice to the Secretary of the Corporation setting forth the number of Shares with respect to which the One-Time Option is being exercised and specifying the address to which the certificate evidencing such Shares is to be delivered. Such notice shall be accompanied by a certified cheque made payable to the Corporation in the amount of the exercise price. The Corporation shall cause a certificate for the number of Shares specified in the notice to be issued in the name of the Director and delivered to the address specified in the notice not later than five business days following receipt of such notice and cheque.

            6.5 Termination of Mandate. When a Director ceases to be a director of the Corporation, whether further to retirement, death, resignation or for any other reason, the Director, or the Director's estate in the case of death, shall have the right to exercise all One-Time Options granted to the Director which could be exercised on the date he ceased to be a director at any time within a period of twelve months after the Director ceased to be a director, provided that such exercise shall be prior to the expiry of the maximum period established for the exercise of such One-Time Option.

7.    RIGHTS

      7.1 Grant of Rights. Each Director shall receive 50% of the sum of his annual retainer as a Director and additional retainers for committee membership for the ensuing year until the next annual meeting of shareholders in Rights, each Right to consist of one Share and a 10-year option to subscribe for one Share. Each Director may also complete an election form (substantially as set forth in Schedule A hereto) and remit it to the Secretary of the Corporation within two weeks of his election or reelection by the shareholders of the Corporation. A Director can therefore elect to receive the remaining 50% of the sum of his annual retainer as a Director and additional retainers for committee membership for the ensuing year until the next annual meeting of shareholders in Rights.

      7.2 Number of Rights. The number of Rights granted shall be equal to the amount of fees divided by the Market Price (as defined in Subsection
            7.4 hereof) of the Shares at the time of the election. The total elected amount will be paid in Rights and any fractional Share amounts will be paid in cash.
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      7.3   Options.  Reference is made to  Subsections  6.2,  6.3, 6.4, and 6.5 hereof with respect to the exercise price, option period, exercise, payment and issue of Shares and termination of mandate, which provisions apply mutatis mutandis to the options forming part of the Rights, except as otherwise provided in Subsection 7.6 hereof.

      7.4 Issue of Shares. Upon receiving the election form of a Director, the Corporation shall remit the elected amount to Montreal Trust Company (the "Trustee") who shall use such amount to purchase, for and on behalf of the Director, from the Treasury of the Corporation a number of Shares equal to the quotient obtained by dividing such amount by the Market Price of the Shares. For the purposes hereof, the Market Price shall be the weighted average price (as defined in Subsection 6.2 hereof) per Share at which the Shares are traded on The Montreal Exchange and The Toronto Stock Exchange during the period of five consecutive trading days ending on the trading day immediately prior to the date of issue of the Shares. With respect to election forms completed in 1995, the purchase of Shares by the Trustee will take place following the approval of the shareholders of the Plan at the next annual meeting, as provided in Section 11 hereof.

      7.5 Escrow of Shares. Except for Shares purchased pursuant to election forms completed in 1995, all Shares purchased by the Trustee for and on behalf of a Director will be registered in the name of and held by the Trustee for a period of one year following the date of purchase of such Shares by the Trustee. At the end of the one year period, the Shares will be registered in the name of the Director and the Trustee will remit to the Director a share certificate representing the number of Shares held by the Trustee for and on behalf of the Director.
            All rights related to the Shares held by the Trustee in the name of a Director, including voting rights, shall be exercised by the Director through the Trustee who shall cause to be executed and delivered suitable proxies and voting powers to permit Directors to vote. All dividends payable to holders of such Shares shall be paid to the Trustee who shall hold such amounts during the one-year period.


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      7.6   Termination of Mandate.  When a Director  ceases to be a director of the Corporation, whether further to retirement, death, resignation or for any other reason, the Director, or the Director's estate in the case of death, shall (i) receive a number of Shares based on the amount of fees earned so far during the year and (ii) retain for a period of twelve months after the Director ceased to be a director such number of options associated with the last grant of Rights prorated on the basis of the amount of fees earned so far during the year, and the balance of the Shares and options associated with the latest grant of Rights only shall be forfeited.

8.    QUANTITATIVE RESTRICTION

      Notwithstanding anything to the contrary herein provided, the number of Shares which may be issued under the Plan and other share compensation plans of the Corporation in a one-year period shall not exceed (a) 10% of the issued Shares, or (b) to any one insider and such insider's associates, 5% of the issued Shares.

9.    DURATION, AMENDMENT OR TERMINATION OF PLAN

      Subject to the approval of regulatory authorities, the Board may amend or terminate the Plan at any time but in any such event, the rights of Directors related to any One-Time Options and Rights granted hereunder shall be fully preserved and maintained. The Board may amend the text of the Plan to correct or rectify any ambiguities, defective provisions, errors or omissions herein, provided that, in the opinion of the legal counsel of the Corporation, the rights of the Directors and the shareholders of the Corporation are in no way prejudiced thereby.

10.   SUBDIVISION, CONSOLIDATION, CONVERSION OR RECLASSIFICATION

      In the event that the Shares are subdivided, consolidated, converted or reclassified by the Corporation, or that any other action of a similar nature affecting such Shares is taken by the Corporation, the Shares issued or issuable under this Plan shall be appropriately increased or decreased, converted or reclassified, and the total number of Shares reserved for issuance under this Plan shall be adjusted in the same manner. Such adjustment shall be made by the Committee, in its sole discretion and subject to the requirements of applicable regulatory authorities, and any determination by the Committee with respect to such adjustment shall be conclusive and binding for all purposes of the Plan.

11.   NECESSARY APPROVALS

      The Plan shall be subject to any required approval of regulatory authorities, including the Montreal and Toronto stock exchanges. The Plan shall also be subject to the approval of the shareholders of the Corporation at the next annual meeting of shareholders. Any option granted prior to such approvals shall be conditional upon such approvals and no such options may be exercised and no Shares may be issued pursuant to Rights granted hereunder unless such approvals are obtained.

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12.   TRUSTEE

      12.1 The Corporation may, at any time and from time to time, terminate the obligations of the Trustee pursuant hereto and, in its stead and place, appoint another Trustee.

      12.2 The Trustee shall not be held liable for any act or omission in the performance of its duties pursuant to the provisions of the Plan or for any act or omission of any person to whom it shall have delegated such obligation, except for any act or omission resulting from its own wilful misconduct, fault or negligence.

13.   RIGHTS NON-ASSIGNABLE

      The rights of a Director pursuant to the provisions of this Plan are non-assignable, in whole or in part, directly or indirectly.

14.   GOVERNING LAW

      The provisions of the Plan shall be interpreted in accordance with the laws of the Province of Quebec.

15.   MISCELLANEOUS

      15.1 The participation of an individual in the Plan is at the sole discretion of the Committee, and the provisions of the Plan, any past practices of the Committee or the Board and any rules, regulations or decisions related to the Plan by the Committee or the Board shall not be interpreted as conferring upon any such individual any rights or privileges other than those rights and privileges expressly provided hereby and expressly granted by the Committee.

      15.2 The Plan does not provide any guarantee against any loss or profit which may result from fluctuations in the market price of the Shares.



                                                      Dated, September 9, 1997


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                                   SCHEDULE A

                                  ELECTION FORM

                           ST. LAURENT PAPERBOARD INC.
                DIRECTORS STOCK OPTION AND SHARE PURCHASE PLAN



      I hereby elect that an additional 50% of my annual retainer, as a director of the Corporation and as a committee member, be paid in the form of Rights, each Right consisting of one common share of the Corporation and a ten-year option to subscribe to one common share, the whole as provided in the Corporation's Directors Stock Option and Share Purchase Plan which I confirm I have read.


Dated this        day of            199  .



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